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                                  UNITED STATES
                       SECURITIES AND EXCHANGE COMMISSION
                             Washington, D.C. 20549


                                    FORM 8-K

                                 CURRENT REPORT


                       Pursuant to Section 13 or 15(d) of
                       the Securities Exchange Act of 1934



        Date of Report (Date of earliest event reported): April 15, 2003



                              DELTA AIR LINES, INC.
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             (Exact name of registrant as specified in its charter)



              Delaware                              1-5424                            58-0218548
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
    (State or other jurisdiction                 (Commission                        (IRS Employer
         of incorporation)                       File Number)                    Identification No.)



        Hartsfield Atlanta International Airport, Atlanta, Georgia 30320
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                    (Address of principal executive offices)



       Registrant's telephone number, including area code: (404) 715-2600



                                 Not Applicable
                                 --------------
          (Former name or former address, if changed since last report)


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ITEM 5.   OTHER MATTERS AND REGULATION FD DISCLOSURE


1.       Financing Transactions with General Electric Capital Corporation

         On April 15, 2003, Delta entered into the following four financing transactions with General Electric Capital Corporation ("GECC"):

         - Commitment to Issue Letters of Credit to Back Certain Delta Obligations. Delta received a written commitment from GECC to issue $409 million of irrevocable direct-pay letters of credit to back Delta's obligations with respect to $403 million principal amount of outstanding variable rate airport revenue bonds (the "Bonds"). The Bonds were sold to finance or refinance the construction costs of certain facilities leased to Delta.

         The GECC letters of credit are intended to replace irrevocable direct-pay letters of credit issued by Commerzbank AG ("Commerzbank") which terminate on June 8, 2003 and which currently back the Bonds. As provided in the indentures governing the Bonds, there must be a mandatory tender for purchase of the Bonds at least five days before the termination of the Commerzbank letters of credit. Delta intends to cause the Bonds so purchased to be remarketed with the support of the GECC letters of credit, and the proceeds of such remarketed Bonds will be used to pay the purchase price of the Bonds being tendered. If the Bonds are not remarketed as described above, the purchase price of the Bonds being tendered will be paid from drawings under the Commerzbank letters of credit, for which Delta will be obligated to reimburse Commerzbank by June 8, 2003. Delta believes that the Bonds could not be remarketed at this time without the support of the GECC letters of credit or other appropriate credit enhancement.

         The GECC letters of credit will be issued, subject to customary closing conditions, under a reimbursement agreement to be entered into between Delta and GECC (the "Reimbursement Agreement"), the terms of which have been agreed in substantially final form by Delta and


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GECC. Delta's obligation to reimburse GECC for drawings under these letters of credit will be secured by nine Boeing 767-400 and three Boeing 777-200 aircraft owned by Delta (the "LOC Aircraft Collateral"). In addition, these obligations, so long as held by General Electric Company ("GE") or its affiliates, will also be secured by 96 spare mainline engines (the "Engine Collateral") that are also collateral for the Engine Financing obligations referred to below. The Engine Collateral constitutes substantially all the spare mainline aircraft engines currently owned by Delta.

         - Engine Financing. Delta borrowed $135 million due in installments from 2003 through 2010 (the "Engine Financing") and secured by the Engine Collateral. In addition, these obligations, so long as held by GE or its affiliates, will also be secured by the LOC Aircraft Collateral but only as long as the GECC letters of credit or any advances made by GECC under the Reimbursement Agreement are outstanding.

         - Aircraft Financing. Delta borrowed $120 million due in installments from 2003 through 2010 (the "Aircraft Financing") and secured by five Boeing 767-400 aircraft owned by Delta (the "Other Aircraft Collateral"). In addition, these obligations, so long as held by GE or its affiliates, will also be secured by (1) a substantial portion of Delta's mainline aircraft spare parts ("Spare Parts Collateral") that are also collateral for the Spare Parts Financing obligations referred to below and (2) the Engine Collateral.

         - Spare Parts Financing. Delta borrowed $96.5 million due in installments from 2003 through 2010 (the "Spare Parts Financing") and secured by the Spare Parts Collateral. In addition, these obligations, so long as held by GE or its affiliates, will also be secured by the Other Aircraft Collateral and the Engine Collateral.


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         In connection with these financings, Delta agreed that the Engine
Collateral will also secure, on a subordinated basis, certain other existing debt and aircraft lease obligations of Delta to GE and its affiliates up to a maximum amount of $230 million. The outstanding amount of these obligations is substantially in excess of that amount.

         Additional information about these four agreements is set forth in Sections 2 and 3 below.

2.       The GECC Letters of Credit and the Reimbursement Agreement

         GECC's obligation to issue the letters of credit under the Reimbursement Agreement will be subject to customary closing conditions. In addition, Delta's ability to remarket the Bonds backed by the GECC letters of credit will be subject to satisfactory review by rating agencies and other parties to the Bond financings.

         The GECC letters of credit, when issued, will have a scheduled expiry date on the fifth anniversary of their date of issuance (the "Issue Date"). During that period, the GECC letters of credit will be drawn upon to pay the principal of and interest on the Bonds and the purchase price of any Bonds that are tendered for purchase but not remarketed.

         GECC will have the right to cause a mandatory tender of all Bonds for purchase, and a concurrent permanent early expiration of the letters of credit, if an event of default occurs or if a minimum collateral value test (the "Value Test") is not met on the third anniversary of the Issue Date. The Value Test will not be met if (1) the appraised market value of the LOC Aircraft Collateral at the date which is two years and ten months following the Issue Date is less than two times the aggregate amount of the outstanding GECC letters of credit plus any other amounts payable by Delta under the Reimbursement Agreement (the "Aggregate Obligations") and (2) within 60 days thereafter, Delta has not either provided additional collateral to GECC in the


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form of cash or aircraft or caused a reduction in the Aggregate Obligations through the redemption or mandatory tender for purchase of the Bonds sufficient to satisfy the Value Test. All redemptions or tenders for purchase of Bonds described in this paragraph would be funded through drawings under the GECC letters of credit and Delta would then be obligated immediately to reimburse GECC for the entire amount drawn.

         If there are drawings under a letter of credit to fund the purchase price of Bonds tendered for purchase (other than as described in the preceding paragraph), Delta's reimbursement obligation will be deemed to be an advance by GECC to Delta bearing interest at a base rate or three-month LIBOR plus a margin, subject to certain conditions precedent set forth in the Reimbursement Agreement. Each advance will become due and payable when, and to the extent, the related Bonds are remarketed. In addition, each advance will be repayable in quarterly installments of principal calculated to amortize the advance by the fifth anniversary of the Issue Date. Any subsequent remarketing proceeds of Bonds will be used first to prepay outstanding advances and the remainder of such proceeds, if any, will be paid to Delta. Delta may terminate the GECC letters of credit, and repay any outstanding obligations under the Reimbursement Agreement at any time prior to maturity, subject to certain prepayment fees during the first two years.

         For additional information regarding the Bonds, see Note 6 of the Notes to the Consolidated Financial Statements (pages 43-46) in Delta's 2002 Annual Report to Shareowners.

3.       Borrowings Under the Engine, Aircraft and Spare Parts Financings

         All borrowings by Delta under the Engine, Aircraft and Spare Parts Financings described above bear interest at three-month LIBOR plus a margin. The Aircraft and Spare Parts Financings are repayable at Delta's election at any time, subject to certain prepayment fees during the first two years. The Engine Financing is not repayable at Delta's election prior to maturity. As noted above, the Aircraft and Spare Parts Financings are both secured by the Other


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Aircraft Collateral, the Spare Parts Collateral and the Engine Collateral. If
Delta repays one but not both of these financings, the remaining financing will still be secured by all such collateral. The aggregate net proceeds to Delta of approximately $350 million from these financings are available for general corporate purposes.

         None of these financings (or the Reimbursement Agreement) contain any financial or negative covenants other than the Value Test described above.

4.       Other Matters

         On April 15, 2003, Delta terminated its credit facility with certain banks under which Delta could borrow up to $500 million on a secured basis until August 21, 2003. No amounts were outstanding under such facility. The aircraft previously reserved as collateral under this facility are being or, in the case of the Reimbursement Agreement, will be used as collateral in connection with the four financing transactions with GECC described above.

         Delta has a commitment from a third party, subject to the completion of definitive documentation, for a fifteen-year facility under which Delta will borrow approximately $138 million. These borrowings will be secured by one Boeing 767-400 and one Boeing 777-200 aircraft owned by Delta.


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                                    SIGNATURE


         Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.



                                        DELTA AIR LINES, INC.


                                   BY:  /s/ Edward H. Bastian
                                        ---------------------------------------
                                        Edward H. Bastian
                                        Senior Vice President - Finance and
                                        Controller




Date:    April 23, 2003



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